Exhibit 99.1

                    Moleculin Announces New Positive Independent Report of No Cardiotoxicity in Annamycin

– Annamycin continues to demonstrate no evidence of cardiotoxicity to date now in a total of 62 subjects across three of the Company’s Annamycin clinical trials

– Next generation anthracycline, Annamycin, has demonstrated both safety and promising early activity across multiple clinical studies with potential to be an effective treatment across multiple oncology indications

HOUSTON, September 18, 2023 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat tumors and viruses, today announced it has received a new independent assessment for the absence of cardiotoxicity in subjects treated with Annamycin. Data from the following subjects were made available to an expert in chemotherapy who is affiliated with a leading cancer research institute in assessing cardiotoxicity. After review of this data, the independent expert concluded that there was no evidence of cardiotoxicity:

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The first cohort of 3 subjects (190 mg/m2) of its Phase 1B/2 clinical trial evaluating Annamycin in combination with Cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as AnnAraC) for the treatment of subjects with AML as both first line therapy and for subjects who are refractory to or relapsed after induction therapy (MB106). clinicaltrialsregister.eu: EudraCT 2020-005493-10 or clinicaltrials.gov: NCT05319587;

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Cohort 4a (360 mg/m2) in the Phase 1B portion of the Company’s ongoing U.S. Phase 1B/2 clinical trial evaluating Annamycin for the treatment of soft tissue sarcoma lung metastases (MB-107), comprised of 3 subjects. clinicaltrials.gov: NCT04887298; and

●	14 subjects in the Phase 2 expansion Recommended Phase 2 Dose (RP2D) (330 mg/m2) of the ongoing U.S. Phase 1B/2 MB-107 clinical trial.
●	This brings the total reviewed by an independent expert to 62 subjects covering 4 separate clinical trials in the U.S. and in Europe.

The data made available included left ventricular ejection fraction (LVEF) as determined by echocardiograms, ECHO strain imaging, and Troponin levels. “ECHO strain imaging” is a method in echocardiography (medical ultrasound) for measuring regional or global deformation (contraction or beating) of the myocardium (heart muscle). By strain rate imaging, the simultaneous function of different regions can be displayed and measured. Cardiac health biomarkers such as blood Troponin levels are considered an indicator of potential long-term heart damage.

“We continue to be encouraged by the potential of Annamycin, especially with the reports from this expert covering 62 subjects. This additional independent report of additional datasets provides further validation in the absence of cardiotoxicity,” commented Walter Klemp, Chairman and Chief Executive Officer of Moleculin. “Annamycin continues to establish itself as a non-cardiotoxic anthracycline, even in subjects who have received far more than the lifetime maximum cumulative anthracycline exposure established by the FDA. In fact, 53 of the 62 subjects evaluated have been taken over the lifetime maximum of 450 mg/m2 and one of them as high as 3420 mg/m2. Our growing body of positive data for Annamycin continues to bolster our confidence in our belief that Annamycin is truly a ‘next generation’ anthracycline, especially in light of the growing efficacy data that we have previously reported in the treatment of STS lung mets and AML. We remain focused on advancing our Annamycin development programs and ultimately, addressing the medical unmet needs of people with difficult to treat cancers and viruses.”

Annamycin is the Company’s next-generation anthracycline that has been designed to be non-cardiotoxic (unlike currently prescribed anthracyclines) and has been shown in animal models to accumulate in the lungs at up to 30-fold the level of doxorubicin (a commonly prescribed anthracycline), as well as demonstrating the ability to avoid the multidrug resistance mechanisms that typically limit the efficacy of doxorubicin and other currently prescribed anthracyclines. Annamycin is currently in development for the treatment of STS lung metastases (STS lung mets) as well as both first line therapy and therapy for relapsed or refractory acute myeloid leukemia (AML), and the Company believes the drug may have the potential to treat additional indications.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of COVID-19 and other viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (“SEC”) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

JTC Team, LLC

Jenene Thomas

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